Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 11, 2010, with respect to the consolidated balance sheets of Procera Networks, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and other comprehensive loss, and cash flows for the years ended December 31, 2009, 2008 and 2007, and our report dated March 11, 2010, with respect to the effectiveness of internal control over financial reporting as of December 31, 2009.

/s/ PMB Helin Donovan, LLP

San Francisco, California
March 12, 2010